SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 26, 2019, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Alpha Holdings Comments on ISS Report

Continues to Urge OncoSec Stockholders to Vote on the BLUE Proxy Card AGAINST the China Grand Takeover Proposal

Reaffirms Proposal to Provide $30 Million in Alternate Financing on More Favorable Terms than China Grand Takeover

December 26, 2019 08:43 AM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ:117670) (“Alpha”) today issued the following statement in response to a report by Institutional Shareholder Services (“ISS”) regarding the vote on the proposed takeover of OncoSec Medical Incorporated (NASDAQ:ONCS) (“OncoSec”) by China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP (together, “China Grand”) that will be held at the upcoming Special Meeting of OncoSec Stockholders on January 17, 2020.

We continue to urge our fellow OncoSec stockholders to send a strong message to the OncoSec Board by voting AGAINST the China Grand Takeover on the BLUE proxy card.	“We disagree with ISS’s conclusion and continue to urge our fellow OncoSec stockholders to send a strong message to the OncoSec Board by voting AGAINST the China Grand Takeover on the BLUE proxy card. It’s surprising that ISS would disregard Alpha’s stockholder-friendly financing proposal in favor of a transaction with such blatant shortcomings and governance issues as the China Grand Takeover.”

Importantly, despite its endorsement of the China Grand Takeover, ISS noted OncoSec’s track record of dilution in its report[1]:

●	“ONCS decline after the announcement of disappointing preliminary data from Phase 2 KEYNOTE-695 trial on Nov. 6, 2019 has narrowed the company’s capital raising options and has significantly raised dilution risk for existing shareholders.”

●	“…the company has only been able to execute two equity raises after the release of preliminary data from KEYNOTE-695 Phase 2b combination trial of TAVO; they were highly dilutive and still left the company with insufficient capital to continue operating through 2020 calendar year. The May 22, 2019 offering diluted the shareholders by 33.2 percent, excluding the warrants (potentially 47 percent including the warrants), and only raised $11 million.”

Alpha encourages all stockholders to review their shareholder presentation and alternate funding proposal, and to visit www.VoteNoOncoSec.com to learn more about why Alpha opposes the takeover proposal. If stockholders have any questions, require assistance in voting their BLUE proxy card, or need additional copies of Alpha’s proxy materials, Alpha asks that they contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners
+ 1 (212) 297-0720 (Main)
+ 1 (888) 785-6617 (Toll-Free)
Email: info@okapipartners.com

1 Permission to quote from report was neither sought nor obtained.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-4600